Exhibit 99.2

Trammell Crow Company

Statements of Operations

(in thousands, except share and per share data)

			(UNAUDITED)
	For the Year		For the Three Months
	Ended December 31,		Ended December 31,
	2002	2001	2002	2001
	(A)	(A)		(A)
Revenues:
Corporate Services:
Facilities management	$233,756	$201,573	$59,602	$58,217
Corporate advisory services	108,414	115,599	33,956	35,107
Project management services	58,134	52,973	14,872	13,907
	400,304	370,145	108,430	107,231

Institutional Services:
Property management	147,613	174,279	35,355	44,849
Brokerage	95,657	115,463	26,216	30,737
Construction management	10,006	13,082	3,162	2,375
	253,276	302,824	64,733	77,961

Development and construction fees	55,453	76,630	18,676	24,301
	709,033	749,599	191,839	209,493

Gain on disposition of real estate	25,774	28,456	15,018	11,198
Other	1,187	1,596	334	(43)
	735,994	779,651	207,191	220,648

Costs and expenses:
Salaries, wages and benefits	472,920	477,628	123,889	127,581
Commissions	87,819	94,655	27,260	28,976
General and administrative	133,784	138,308	38,838	42,714
Depreciation	15,236	15,811	3,581	4,031
Amortization	2,589	8,164	608	1,793
Interest	10,243	15,057	2,420	3,086
Writedowns due to impairment of goodwill, intangibles and investments	—	31,968	—	31,968
Change in fair value of interest rate swap agreement	72	4,809	27	871
Restructuring charges	—	10,952	—	6,525
	722,663	797,352	196,623	247,545
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	13,331	(17,701)	10,568	(26,897)

Income tax (expense) benefit	(5,942)	5,893	(4,666)	9,719
Minority interest, net of income taxes (B)	1,619	880	732	2,294
Income from investments in unconsolidated subsidiaries, net of income taxes (B)	4,961	5,717	376	1,604
Income (loss) from continuing operations	13,969	(5,211)	7,010	(13,280)

Income from discontinued operations, net of income taxes	2,684	—	1,972	—
Net income (loss)	$16,653	$(5,211)	$8,982	$(13,280)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.38	$(0.15)	$0.19	$(0.38)
Income from discontinued operations	0.07	—	0.05	—
Net income (loss)	$0.45	$(0.15)	$0.24	$(0.38)

Weighted average common shares outstanding	36,797,012	35,356,710	36,670,676	35,368,080

Net income (loss)	$16,653	$(5,211)	$8,982	$(13,280)
Depreciation and amortization	17,825	23,975	4,189	5,824
Interest	10,243	15,057	2,420	3,086
Income tax expense (benefit)	13,391	(926)	7,105	(6,434)
EBITDA (C)	$58,112	$32,895	$22,696	$(10,804)

(A) In the fourth quarter of 2002, the Company applied the provisions of EITF 01-14, requiring that it include as revenue and expense (in equal amounts) client reimbursements for certain out-of-pocket general and administrative costs, including contract labor that has been included in salaries, wages and benefits. Previously, these reimbursements were treated as offsets to expenses rather than shown as revenues. Prior period amounts have been reclassified to provide consistent treatment. Certain other revenues and expenses have also been reclassified to conform to fourth quarter 2002 presentation.  None of these reclassifications had any impact on net income (loss). The reclassifications did reduce EBITDA for the year ended December 31, 2001, and the three months ended December 31, 2001, by $3,855 and $1,295, respectively.

(B) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(C) EBITDA represents earnings before interest, income taxes and depreciation and amortization. Management believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.